Exhibit 99.1

	Contact: Trans World Entertainment Tom Seaver Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle
Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER RESULTS

Reports $5 Million Year-Over-Year Improvement in Net Income

Comparable Store Sales Increase 1% for the Quarter

          Albany, NY, May 17, 2012 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its first quarter ended April 28, 2012. For the first quarter of 2012, the Company reported a $5.3 million increase in net income to $2.8 million, or $0.09 per diluted share, compared to a net loss of $2.5 million, or a loss of $0.08 per diluted share, for the same period last year.

          Comparable store sales for the quarter increased 1% compared to the same quarter last year. Total sales for the quarter decreased 15% to $112.3 million compared to $131.5 million in 2011. During the quarter, the Company operated an average of 383 stores compared to 451 stores last year, a 15% decline.

          “The first quarter marked our ninth consecutive quarter of improved operating results.” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “We were able to follow up our strong fiscal 2011 performance, with a terrific start to 2012. Our comp sales increase reflects our ability to drive business with a continued commitment to offering our customers a broad selection at great value coupled with a positive shopping experience. In addition, we recently amended our credit agreement providing us with a five year, $75 million facility at reduced interest rates, lower costs and providing for other favorable terms. The amended credit facility supports our ability to fund strategic initiatives and growth over the next five years. We look forward to continued success for the remainder of fiscal 2012 and beyond.”

          Gross profit for the quarter was $41.8 million, or 37.2% of sales, as compared to $48.3 million, or 36.7%, of sales for the same period last year. The 50 basis point increase in gross profit as a percentage of sales was due to higher margin rates across all product categories.

          Selling, general and administrative expenses decreased 23% for the quarter to $37.3 million compared to $48.3 million in the comparable period last year. The reduction in SG&A expenses was due to the closing of underperforming stores and continued effective expense management. As a percentage of sales, SG&A expenses were reduced by 350 basis points to 33.2% in the quarter from 36.7% for the same period last year.

          The Company did not require any borrowings under its line of credit during the quarter. Cash on hand at the end of the quarter was $62.3 million, compared to $29.7 million at the end of the first quarter last year. Inventory was $176.2 million at the end of the quarter, versus $217.8 million at the end of the first quarter last year, a decline of 19%.

          Trans World will host a teleconference call today, Thursday, May 17, 2012, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

          Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, electronics, trend, video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS:
(in thousands, except per share and store data)

	Fiscal Quarter Ended

	April 28, 2012	% to Sales	April 30, 2011	% to Sales

Net sales	$112,287		$131,496

Cost of sales	70,472	62.8%	83,207	63.3%

Gross profit	41,815	37.2%	48,289	36.7%

Selling, general and administrative expenses	37,260	33.2%	48,253	36.7%

Depreciation and amortization	941	0.8%	1,715	1.3%

Income (loss) from operations	3,614	3.2%	(1,679)	(1.3%)

Interest expense, net	770	0.7%	832	0.6%

Income (loss) before income taxes	2,844	2.5%	(2,511)	(1.9%)
Income tax expense	47	0.0%	36	0.0%

Net Income (loss)	$2,797	2.5%	$(2,547)	(1.9%)

Basic income (loss) per common share:

Basic income (loss) per share	$0.09		$(0.08)

Weighted average number of common shares outstanding - basic	31,535		31,425

Diluted income (loss) per common share:

Diluted income (loss) per share	$0.09		$(0.08)

Weighted average number of common shares outstanding - diluted	32,210		31,425

SELECTED BALANCE SHEET CAPTIONS: (in thousands, except store data)	April 28, 2012		April 30, 2011

Cash and cash equivalents	$62,343		$29,674
Merchandise inventory	176,227		217,785
Fixed assets, net	15,681		20,047
Accounts payable	52,163		71,021
Borrowings under line of credit	-		-
Long-term debt, less current portion	-		1,582

Stores in operation	379		444